LOAN PURCHASE AND SALE AGREEMENT

          THIS AGREEMENT (“Agreement”) is made this 4th day of November, 2002, by and between First Community Finance, Inc., hereinafter called “Seller,” and American General Finance, Inc., hereinafter called “Buyer.”  As used herein, “Buyer” will also include any subsidiary or affiliate of American General Finance, Inc., to which Loans hereunder may be assigned.

                     WHEREAS, the Buyer has agreed to purchase Loans from Seller; and the Seller has agreed to sell Loans to Buyer subject to the terms of this Agreement.

                     NOW, THEREFORE, Seller and Buyer agree as follows:

1.	Definitions.

Whenever used in this Agreement, the following words and phrases, shall have the following meanings:

Agreement: This Agreement together with all exhibits, schedules, addenda, and riders hereto, all as the same may be amended and supplemented from time to time in accordance with the terms hereof.

Closing Date: The date on which Buyer purchases the Loans from Seller, November 6, 2002, or such other date as may be agreed upon in writing by the parties.

Collateral: Any property listed in, and for which a security interest is granted by any Security Agreement.

Cut Off Date: The date as of which the Unpaid Balance of the Loans to be purchased hereunder is determined, and which shall be October 31, 2002.

Excluded Loan:  Any Loan where as of the Closing Date: (a) with non-filing insurance; (b) any of the Obligors named in the Security Agreement or the Note are deceased; (c) Loan which is subject to any pending bankruptcy action and has not been discharged in a previously pending action, and such Loan is not listed on the Valid Test Tape as being subject to any such action or previous action; (d) the Unpaid Balance includes funds advanced for the purchase of single premium credit insurance covering the life, health, and/or employment of the any Obligor; (e) any Loan listed on Schedule A

File: As to each Loan, the documents and materials described in Section 6.C of this Agreement.

Fixed Rate Loan: A Loan with respect to which the Note is a Fixed Rate Note.

Fixed Rate Note:  A Note which provides that the annual rate at which interest on the principal balance is calculated is fixed at a set percentage from origination to maturity or which provides for precomputed interest.

Loan:  A Loan or other loan, extension of credit, installment contract or other indebtedness listed on the Loan Purchase Schedule including without limitation consumer loans, retail installment sales contracts, and revolving charge accounts and invoices.

Loan Purchase Schedule:  A schedule of Loan(s) sold by Seller to Buyer on a Closing Date which schedule shall be furnished by Seller to Buyer and annexed as Schedule A to the Bill of Sale by Seller with respect to the Loans purchased, which Schedule A shall contain the following required fields for each Loan: Account Number; Obligor(s) Name(s); Unpaid Balance as of Cutoff Date; Dollar Amount of Accrued Interest; Number of Days of Accrued Interest; Current Note Rate; Per Diem Interest Amount; Interest Paid Through Date; Next Due Date; Last Paid Date; Lien Position; State of origination (and, if different, the state of the Obligors’ current residence); Amount of Required Periodic Installment.  Seller shall furnish Buyer with a copy of the Loan Purchase Schedule at least one day prior Closing Date, in a format agreeable between Buyer and Seller.

Note: A Note, or other evidence of indebtedness related to a Loan in whatever form or nature including without limitation, promissory note, loan contract, credit agreement, installment loan contract, or retail installment sales contract.

Note Rate:  For interest bearing loans, the annual rate at which interest accrues on the principal balance of the Note at the time of origination (which in the case of an Adjustable Rate Note is subject to adjustment from time to time), in accordance with the terms of the Note.

Purchase Price:  “Purchase Price” shall mean an amount equal to percent (0%) of the aggregate Unpaid Balance as of the Cut Off Date of the Loans set forth on the Loan Purchase Schedule attached hereto plus one hundred percent (100%) of interest which has accrued at the Note Rate from the date interest is paid through to the Closing Date, to a maximum of 59 days of such accrued interest.

Obligor: The person or persons who are obligated to pay the Seller in accordance with the Loans.

Repurchase Price:  The Unpaid Balance multiplied by the percentage shown in the definition of “Purchase Price,” above, plus, for interest bearing loans, accrued interest at the Note Rate through the date of repurchase.

Security Agreement:  The documents or instruments setting or establishing the security interest in collateral for Loans together with any and all certificates of title or other evidences of ownership or the security interest.

Servicing Transfer Date:  A date as agreed to by the Buyer and Seller, but in no event before  21 days after receipt of a Valid Test Tape as described in Section 5(A).  This date is currently estimated to be November 6, 2002

Unpaid Balance:  For interest bearing Loans, the principal amount due.  For precomputed Loans, the gross balance due less any interest rebate that would be applied to reduce the gross balance if the Loan were prepaid in full.  In no event shall the Unpaid Balance include any accrued but unpaid late fees or creditor-placed insurance covering the Mortgaged Property or other collateral.

2.

Purchases.  Seller has offered to sell and Buyer has agreed to buy, without recourse but subject to the terms of this Agreement, the Loans set forth on the Loan Purchase Schedule together with all incidents thereof, including without limitation, all of Seller’s interest under each and every existing policy or certificate of insurance, if any, to the extent such relates to any collateral securing any Loan; and as relate to the life or lives, health or employment of any Obligor, and all pending insurance claims and all claims filed in the future, if any, the proceeds thereof, and the insurance premium refunds, if any, in connection with any of the Loans purchased by Buyer. This Agreement shall govern the sale and transfer of such Loans, and other incidents thereof.  The Purchase Price of the Loans will be established in accordance with the Purchase Price computation set forth in the Definitions in Section 1, above.  The Purchase Price shall be paid to the account of the Seller on the Closing Date via wire transfer, in accordance with the written wiring instructions provided by Seller and attached hereto, or via such other payment method as may be agreed upon by the Buyer and Seller.  Seller shall designate said account no later than within one (1) day prior to the Closing Date.  The purchase of the Loans from Seller shall be evidenced by an executed Bill of Sale, in the form attached as Exhibit A.

Buyer and Seller agree that future purchases of Loans by Buyer from Seller may be made pursuant to this Agreement, as may be amended by a written Addendum as agreed to by the parties.

3.	Adjustment to the Purchase Price.

A.

As soon as reasonably possible after the Closing Date but no later than 45 days after the Servicing Transfer Date, Buyer may, but is not required to, provide Seller with a detailed statement (“Reconciliation Statement”) of the Purchase Price as of the close of business on the Cut Off Date.

B.

If Buyer provides Seller with a Reconciliation Statement, then, unless Seller, within sixty (60) days after delivery of the Reconciliation Statement, notifies Buyer in writing that it objects to the computations shown on the Reconciliation Statement and specifies the basis for such objection (the “Objection Notice”), the Reconciliation Statement shall be binding upon the parties.

C.

If Seller does not give the Objection Notice, and if the Reconciliation Statement indicates that the change in the amount of the Purchase Price as of the close of business on the Cut Off Date from the amount of the payment on the Closing Date (the “Adjustment Amount”) is a positive number, Buyer shall promptly pay Seller the Adjustment Amount as shown on the Reconciliation Statement.  If the Reconciliation Statement indicates that the Adjustment Amount is a negative number, Seller shall promptly pay Buyer the Adjustment Amount.

4.

Excluded Loans.  Seller does not intend to sell, and Buyer does not intend to purchase, any Excluded Loans.  If at any time Buyer notifies Seller that an Excluded Loan was sold and transferred to Buyer on the Closing Date, Seller will repurchase the Excluded Loan upon Buyer’s demand for the Repurchase Price within thirty (30) days of Buyer’s demand.  Buyer will execute and deliver such assignments and other documents as Seller may reasonably request in order to transfer said Excluded Loan from Buyer to Seller.

5.	Closing. The closing of the transaction evidenced by this Agreement shall occur as follows:

A.

If requested by Buyer, Seller shall provide Buyer with a computer tape and file layout thereof, or such other media as the parties may agree, containing such information as the Buyer may require regarding the Loans for purposes of systems testing (“Valid Test Tape”) prior to the Closing Date.  Seller agrees to provide Buyer with all reasonable assistance that Buyer may request to insure that the information received by Buyer from Seller is adequate for such testing purposes.

B.

Seller shall provide Buyer no less than three completed and executed sample Files for each type of Loan to be purchased hereunder, for each state in which such Loans were originated, at least 21 days prior to the Closing Date.

	C.	Seller shall provide Buyer with sample certificates of insurance for any credit insurance sold in conjunction with the Loans at least 21 days prior to the Closing Date.

	D.	Seller shall cancel any creditor-placed insurance covering the collateral no later than the day immediately preceding the Closing Date.

	E.	Seller shall cancel any credit insurance that is billed on a monthly basis and shall notify Obligors in the letter sent pursuant to Section 20.

	F.	Seller shall provide Buyer with a copy of Seller’s Good-Bye Letter to Obligors regarding the transfer of Loans to Buyer, 7 days prior to the Closing Date.

	G.	Left Blank Intentionally.

H.

Except as may be provided in Section 17, Seller shall, as of the Cut Off Date, create a computer tape in the same format as the Valid Test Tape, or such other medium as the parties may agree, containing such information as Buyer may require regarding the Loans.  Such tape shall be provided to Buyer by Seller no later than two (2) business days after the Cut Off Date.

I.

Seller shall deliver all Files to Buyer no later than the Closing Date, or any files or portions of Files which are held by an independent third party bailee, such bailee shall unconditionally acknowledge that it holds such portion of the Files for the benefit of Buyer,

	J.	Between the Cut Off Date and the Closing Date, Seller shall continue to service the Loans in accordance with its customary servicing procedures as such Loans were serviced prior to the Cut Off Date.

K.

Upon execution of this Agreement, the completion of all activities in Sections 5.A. through 5.I. above, and the fulfillment of all conditions to closing set forth in Section 14 of this Agreement, Buyer shall wire the Purchase Price to Seller in accordance with Seller’s wiring instructions.

	L.	Seller shall provide a copy of the Loan Purchase Schedule and a Closing Statement in the form as attached as Exhibit C at least one business day prior to the Closing Date.

This Agreement may be terminated and abandoned at: (i) any time prior to the Closing Date by mutual written agreement of Buyer and Seller, or (ii) by Buyer if closing of the transactions contemplated hereunder does not occur on the Closing Date.

6.

Seller’s Representations, Warranties and Covenants.  To induce Buyer to enter into this Agreement and purchase Loans from Seller, Seller makes the following representations, warranties and covenants to Buyer, regardless of any independent investigation and/or review now, heretofore, or hereafter made by Buyer, its attorneys or agents and regardless of any opportunity for any such investigation or review, which shall:  (i) be deemed to be true and correct as of the date of this

Agreement and on the Closing Date, and (ii) inure to the benefit of Buyer and any subsequent holder of the Loans.

A.	As to Seller.

(i)

Seller is duly organized, validly existing, and in good standing under the laws of its state of incorporation or, if not incorporated, under the laws of the state governing the formation or creation of the legal entity through which Seller conducts its business, and Seller is qualified to transact business and is in good standing and will remain in good standing for the duration of this Agreement in each state where required in order to perform this Agreement.

(ii)

Seller holds all requisite licenses, permits, and/or other governmental authorizations required by law to engage in the business of originating, servicing, and selling Loans to Buyer in accordance with the terms of this Agreement.

(iii)

Seller has the full power and authority to make and hold each Loan, and neither the execution and delivery of this Agreement, the making of the Loans, the consummation of the transactions contemplated herein, nor the fulfillment of or compliance with the terms or conditions of this Agreement will conflict with or result in a breach of any term, condition, or provision of Seller’s certificate of incorporation or by-laws or any agreement to which Seller is a party or by which Seller is bound, or constitute a default or result in an acceleration under any of the foregoing. To the extent that any of the Loans to be sold and transferred hereunder are financed by, and pledge to secure a warehouse line of credit or other funding vehicle, payment of the Purchase Price (together with any amounts held by such warehouse lender or other creditor) is sufficient to cause the release as collateral of all Loans and the corresponding Notes and Files. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other actions, and no other corporate or other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(iv)	No consent, approval, authorization, or order of any court, governmental body or any other person or entity is required for the execution, delivery, and performance by Seller of this Agreement.

(v)

There is no suit, action, arbitration, or legal or administrative or other proceeding pending, or to Seller’s knowledge threatened, against Seller which would materially affect its ability to perform its obligations under this Agreement.

(vi)

Upon execution and delivery of this Agreement, it shall be a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors generally.

(vii)

Neither this Agreement nor any statement, report or other document prepared by Seller and delivered to Buyer relating to this Agreement, the Loans or Seller’s ability to perform its obligations under this Agreement, contains any untrue statement or fact or omits to state a fact or circumstance necessary to make the statements contained herein or therein accurate and not misleading.

	(viii)	Seller is solvent, and sale of the Loans will not cause Seller to become insolvent. The sale of the Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller’s creditors.

(ix)

Seller shall not represent to anyone that a Obligor whose Loan has been transferred to Buyer will receive any more favorable or different treatment from Buyer than would be received if such Loan had not been transferred to Buyer by Seller.

B.	As to the Loans, on the Closing Date:

	(i)	intentionally left blank.

(ii)

The terms of the Security Agreement and Note have not been impaired, waived, altered, or modified in any respect, except by agreement , and the original or certified true copy of such agreement is contained in the File and the terms of which are reflected on the Loan Purchase Schedule.

(iii)

The Loan, including without limitation the origination, servicing and transfer thereof, the Security Agreement, the Note and any insurance policy, certificate and coverage relating thereto, and Seller’s activities in connection therewith, comply with all applicable federal, state and local laws, rules, regulations and ordinances including without limitation all usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Loan.

(iv)

Subject to applicable law, the Security Agreement obligates the Obligor thereunder to maintain appropriate insurance at the Obligor’s cost and expense and allows but does not obligate the Buyer  to advance funds to procure such insurance in the event Obligor does not and to seek reimbursement therefor from the Obligor.  The  Security Agreement further provides, subject to applicable law, that all such sums as may be advanced by the holder of the Note for such insurance may be added to the Loan indebtedness and secured by the Security Agreement. All such insurance policies contain a standard mortgagee clause or lender loss payee naming the Seller and its successors and assigns as loss payee.

(v)

Except as may be noted both in the applicable File of a Loan and on the Valid Test Tape, the Security Agreement has not been satisfied, cancelled, rescinded or subordinated, in whole or in part.  The Obligor has not been released, in whole or in part, from such Obligor’s obligations under the Note, and the collateral has not been released, in whole or in part, from the lien of the  Security Agreement.

(vi)

The Loan, as transferred to Buyer, is valid, and enforceable in accordance with its terms, subject, to bankruptcy, insolvency and similar laws affecting the rights of creditors generally, provided however, this shall not be supercede or alter any other provision of this Agreement relating to the current or prior bankruptcy or insolvency status of any Loan.

(vii)

All parties to the Note and Security Agreement were the real parties in interest on each Loan and not mere nominees or accommodation parties for any other persons and had full legal capacity to execute same.  None of the Obligors is deceased.  Each signature is the genuine and authentic signature of the person it purports to be.

(viii)

Except for the existing revolving credit facility with Bank of America, the Note and Security Agreement have not been assigned, pledged, or hypothecated, nor subject to any security agreement by Seller. Seller has good and marketable title to the Loan and is the sole owner thereof and has full and unrestricted right to sell, assign and transfer the Loan, the Note, the Security Agreement and the File to Buyer free and clear of any liens, encumbrances, equities, loans, pledges, charges, claims, or security interests.

(ix)

The Note and the Security Agreement are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Note and the Security Agreement, or the exercise of any right thereunder, render the Security Agreement unenforceable, in whole or in part, or subject to any such right of rescission, set-off, counterclaim or defense and no such right of rescission, set-off, counterclaim or defense, including the defense of usury, has been asserted with respect thereto. There are no unresolved claims, defenses or disputes raised by the Obligor against any originator, dealer, lender or the Seller.

(x)

Except as may be noted both in the applicable File of a Loan and on the Valid Test Tape, there is no default, breach, violation or event of default and/or acceleration existing under the Note or Security Agreement , nor has there occurred any event which, with the passage of time or the giving of notice or both, could give rise to such default, breach, violation or event of default and/or acceleration.  Seller has not waived any default, breach, violation or event of default or acceleration under the Note, or Security Agreement.

(xi)

Except as may be noted both in the applicable File of a Loan and on the Valid Test Tape, there are no liens or claims for work, labor or materials affecting the Collateral which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(xii)	The Note is not and has not been secured by any collateral except the Collateral specified in the Security Agreement.

(xiii)

The security interest of each of the Security Agreements constitutes a valid, enforceable and perfected (in accordance with applicable laws) lien of the type and priority shown in the Files. The Security Agreement contains customary and enforceable provisions, subject to applicable law, so as to render the rights and remedies of the holder thereof adequate for the realization against the collateral of the benefits of the security provided.

(xiv)

The proceeds of the Loan have been fully disbursed, there is no obligation on the part of the holder of the Note to make future advances thereunder, any and all requirements as to completion of any on-site or off-site improvements have been complied with, and any disbursement of any escrow funds therefor has been made.  All costs, fees and expenses incurred in making, closing or recording the Loan have been paid.  The Obligor is not entitled to any refund of any amounts paid or due under the Note or the Security Agreement.

(xv)	There is no obligation on the part of the Seller or any other party to make payments on account of the Loan which are in addition to those made by the Obligor.

(xvi)

All information and each document contained in each File is materially true, complete, accurate, and correct. The Seller has no actual knowledge of any circumstances or conditions with respect to the Security Agreement, or collateral, the Obligor or the Obligor’s credit standing that, in the Seller’s opinion, could cause the Loan to become delinquent.

(xvii)

The transfer, assignment and conveyance of the Note and Security Agreement and related File by the Seller pursuant to this Agreement are not subject to the bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

(xviii)	No instruments other than those delivered to Buyer are required under applicable law to evidence the indebtedness represented by the Loan or to perfect the security interest in the collateral.

(xix)

Seller has not made any agreement or reached any understanding with any Obligor for any variation of the Note Rate, amount of interest to be paid, schedule of payments or other terms and conditions of the Loan not reflected in the Note, except by agreement, with respect of all Loans, the original or certified true copy of such agreement is contained in the File and the terms of which are reflected on the Loan Purchase Schedule.

(xx)

Neither Seller nor any stockholder, director or officer of Seller has received any benefit, consideration or value, other than the increased business to Seller and its affiliated corporations represented by the Loan, a prepaid finance charge disclosed to the Obligor on the Loan, or insurance commissions from time to time heretofore paid, from any Obligor or anyone else in connection with the Loan.

(xxi)

Each credit report obtained in connection with a Loan was properly obtained from a major credit reporting agency. Each credit report  obtained by Seller in connection with the origination of a Loan directly originated by Seller was less than 90 days old at the time of origination.

(xxii)

The governing laws with respect to the origination, servicing and foreclosure of any Loans are the applicable provisions of the laws of the state in which the Obligors reside or where the collateral is located, or the laws of the United States, and not any tribal law, and no tribal court has exclusive jurisdiction of the same.

(xxiii)

The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the Obligor, directly or indirectly, for the payment of any amount required under the Loan. All payments shown on the records relating to the Loans were made on the dates indicated on said records, and none of the credits entered on the records were gratuitous or were given for a payment made by an affiliate, employee or agent of Seller.

(xxiv)	The Obligor has not notified the Seller and the Seller has no actual knowledge of any relief requested by or allowed to the Obligor under the Soldiers’ and Sailors’ Civil Relief Act of 1940.

(xxv)	The consideration received by Seller upon the sale of the Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Loans.

	(xxvi)	Unless noted on the Valid Test Tape, the Loan is not subject to litigation, written threatened litigation, arbitration, collection or foreclosure proceedings,

	(xxvii)	Seller has remitted to the appropriate insurance company all insurance premiums of any kind whatsoever for all insurance related to each Loan.

	(xxviii)	There is no creditor placed-insurance, or all creditor-placed insurance covering the collateral has been cancelled effective no later than the day immediately preceding the Closing Date.

	(xxix)	All dealer reserves, holdbacks or participations have been paid, or are the responsibility of the Seller, and Buyer shall not be liable in any manner for any of the foregoing.

	(xxx)	The Loan was not designated to be used solely for the purchase of home improvement goods or services, with payments made directly to the provider of such home improvement goods or services.

(xxxi)

The data tapes to be provided by the Seller pursuant to Section 5 fully and accurately reflect the true outstanding unpaid balance of the Loans and all receipts on the Loans from Obligors and all credits to which the Obligors are entitled.

	(xxxii)	The Collateral has not been seized by a governmental agency.

C.	Seller’s Covenants to Provide Documents. Seller shall sell, assign and deliver to Buyer, with respect to each Loan, the following documents:

	i	With respect of all the Loans:

	a)	Note endorsed by Seller in blank without recourse pursuant to an effective and enforceable power of attorney.

	b)	Any other instruments as reasonably requested by Buyer as necessary to record Buyer’s ownership of the Security Agreement.

	c)	A list of all Loans on which creditor-placed insurance covering the collateral has been cancelled pursuant to Section 6.B.(xxviii), above.

	d)	Original loan application signed by Obligor, and all credit and other information related to the collateral, including credit bureau reports, which Seller may possess concerning any Obligor.

	e)	The originals or certified true copies of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

	f)	Verification of employment and income.

	g)	Federal Truth-in-Lending Disclosure Statement and other state or federally required notices or rescission forms.

	h)	Obligor identification provided to the Seller, where permitted by law.

	i)	All of its right, title and interest in all security instruments and the liens created thereunder with respect to the Loans.

j)

All filing receipts evidencing the recordation or filing in governmental filing or recording offices of financing statements and other filing instruments with respect to all Loans secured by titled vehicles, including without limitation, motor vehicles, trailers, manufactured housing, watercraft or real estate, as well as all other receipts as are contained in the Files of the Loans.

k)

Ledger sheets, payment history from date of origination, collection notes, insurance claim files including correspondence with respect thereto, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a File and which are in the Seller’s possession and are contained in the File.

	l)	A Limited Power of Attorney in the form set forth in Exhibit B.

D.	Insurance

Seller shall assist Buyer in securing Long Form Loss Payable Clauses to be issued in favor of Buyer with respect to any insurance covering real property, and also an assignment of Seller’s beneficial interest in any policy(ies) covering the life or lives and/or sickness or disability, involuntary unemployment and or insurance covering personal property of any obligors of such Loans.  Seller agrees to notify the insurance carrier(s) of this Agreement and to instruct said carrier(s) to pay to Buyer any and all funds, unearned premiums that are refundable at the time of pay-off of a Receivable, and return premium claims due or hereafter to become due to Seller.

7.	This section intentionally blank.

8.	This section intentionally blank

9.

Seller and Buyer not Joint Venturers or Agents.  Under no circumstances shall Buyer and Seller be considered agents or employees of each other, nor shall this Agreement be construed as creating a partnership or joint venture.

10.	Indemnification.

A.

Indemnification of Buyer: Seller agrees to defend, indemnify and hold harmless Buyer from and against any and all losses, damages, claims, suits, proceedings, liabilities, costs and expenses, including reasonable attorneys’ fees (“Losses” or “Claims” as the context requires), which may be imposed on, sustained, incurred or suffered by, or asserted against Buyer, directly or indirectly, as a result of or relating to or arising out of (a) the breach by Seller of this Agreement or of any representation or warranty or covenant or agreement of the Seller contained in this Agreement, (b) any litigation, threatened litigation, arbitration, threatened arbitration, or other legal or administrative proceeding,  (c)  Seller’s failure or inability to provide Buyer with accurate information regarding the term of any insurance sold under any Loan, or (d) any Claims or Losses arising out of or relating to any act or omission of Seller or its affiliates with respect to the Loans.

B.

Indemnification of Seller: Buyer agrees to defend, indemnify and hold harmless Seller from and against any and all losses, damages, claims, suits, proceedings, liabilities, costs and expenses, including reasonable attorneys’ fees (“Losses” or “Claims” as the context requires), which may be imposed on, sustained, incurred or suffered by, or asserted against Seller, directly or indirectly, as a result of or relating to or arising out of (a) the breach by Buyer of this Agreement or of any representation or warranty or covenant or agreement of the Buyer contained in this Agreement, or arising from Buyer’s ownership of the Loans or other assets purchased under this Agreement, at any time on or after the Closing Date , or (b)  any Claims or Losses arising out of or relating to any act or omission of Buyer or its affiliates after the Closing Date with respect to the Loans.

	C.	Procedure for Indemnification:

(i)

If a party to this Agreement entitled to assert a Claim under this Agreement shall receive notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any action or proceeding (a “Third Party Claim”) with respect to which the Seller or the Buyer is obligated to provide indemnification, the indemnified party (the “Indemnitee”) shall give the indemnifying party (the “Indemnitor”) prompt written notice thereof. Such notice shall describe the Third Party Claim in reasonable detail.

(ii)

The Indemnitor may elect to compromise or defend, at such Indemnitor’s own expense and by such Indemnitor’s own counsel, any Third Party Claim.  If an Indemnitor elects to defend a Third Party Claim it shall, within thirty (30) days of receipt of the notice referred to in Section 10.C(i) above (or sooner, if the nature of such Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnitee shall reasonably cooperate in the compromise of, or defense against, such Third Party Claim.  Such Indemnitor shall pay such Indemnitee’s actual and reasonable out-of-pocket expenses incurred in connection with such cooperation.  After written notice from an Indemnitor to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitor shall not be liable to such Indemnitee under Section 10.A or Section 10.B, as the case may be, for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that such Indemnitee shall have the right to employ one counsel for each Third Party Claim to represent the Indemnitee if, in the Indemnitee’s good faith judgment, (a) a conflict of interest between the Indemnitee and the Indemnitor exists in respect of such Third Party Claim, or (b) where the Indemnitor is also a party to such Third Party Claim, different or conflicting claims or defenses may exist, in which events the fees and expenses of such separate counsel shall be paid by such Indemnitor.  If an Indemnitor elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided herein, such Indemnitee may without advance written notice to the Indemnitor, pay, compromise or defend such Third Party Claim reasonably and in good faith on behalf of and for the account and risk of the Indemnitor to the extent that the Indemnitee is entitled to receive indemnification from the Indemnitor hereunder.  Neither Indemnitor nor Indemnitee shall consent to entry of any judgment or entry into any settlement against or with respect to any Indemnitee without the written consent of the other, unless such judgment or settlement, with respect to the Indemnitee, (a) provides solely for money damages or other payments for which such Indemnitee is entitled to indemnification hereunder and (b) includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release for all liability in respect of such Third Party Claim.

(iii)

With respect to any Claim or Loss other than a Third Party Claim, the Indemnitee shall give the Indemnitor prompt written notice of the Claim or Loss.  Such notice shall describe the Claim or Loss in reasonable detail and include any and all written or electronic documentation pertaining to the Claim or Loss.

(iv)

If the amount of any Claim or Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnitor.

D.	Certain Limitations on Indemnity
(i)

Seller’s obligation to indemnify hereunder to Buyer for any Claims or Losses relating to (a) Third Party Claims with respect to the Loans, shall terminate on the applicable statute of limitation for any such claim; (b) Seller’s breach of any representation or warranty set forth in subsection 6A of this Agreement, shall not expire;  and (c) for any other Claims or Losses, shall terminate on November 6, 2004.

(ii)

Buyer’s obligation to indemnify or any other liability hereunder to Seller for any Claims or Losses relating to (a) Third Party Claims with respect to the Loans, shall terminate on the applicable statute of limitation for any such claim; (b) Buyer’s breach of any representation or warranty set forth in Section 12A through 12G, inclusive of this Agreement, shall not expire; and (c) any other liability hereunder to Seller for any other Claims or Losses shall terminate on November 6, 2004.

Seller’s and Buyer’s obligation to indemnify the other for Claims or Losses that are included in subsections 10D(i)(c) and 10D(ii)(c), respectively shall each be limited to an amount equal to the Purchase Price in the aggregate with respect to such claims.

11.	Cure of Breach and Repurchase by Seller.

A.

In the event of a claim by any Obligor which, if true, would be a breach of any of Seller’s representations, warranties or covenants, then, in addition to the remedies specified in Section 10, above, Buyer may demand that Seller, at Seller’s option, either (a) cure the breach; or (b) repurchase such Loan forthwith, for the Repurchase Price.  Seller shall have a period of 30 days from its receipt of notice from Buyer of such breach to either cure the breach or repurchase the loan.  If Seller elects to cure the breach but fails to effect a cure within this time period, then Seller shall repurchase the Loan without further demand from Buyer.

	B.	Upon repurchase, Buyer shall reassign the Loan to Seller and execute any documents of assignment reasonably required to transfer the Loan to Seller.

12.

Buyer’s Representations, Warranties and Covenants.  To induce Seller to enter into this Agreement and sell Loans to Buyer, Buyer makes the following representations, warranties and covenants to Seller regardless of any independent investigation and/or review now, heretofore, or hereafter made by Seller, its attorneys or agents and regardless of any opportunity for any such investigation or review which shall:  (i) be deemed to have been true, correct and restated as of the Closing Date, and (ii) inure to the benefit of Seller.

A.

Buyer is duly organized, validly existing, and in good standing under the laws of the state of its incorporation and Buyer is qualified to transact business and is in good standing in each state where required in order to perform this Agreement.

	B.	Buyer holds all requisite licenses, permits, and/or other governmental authorizations required by law to consummate the transaction evidenced by this Agreement.

C.

Buyer has the full power and authority to purchase and hold each Loan; and neither the execution and delivery of this Agreement, nor the purchasing of the Loans, the consummation of the transactions contemplated herein, nor the fulfillment of or compliance with the terms or conditions of this Agreement will conflict with or result in a breach of any term, condition, or provision of Buyer’s articles of incorporation or by-laws or any agreement to which Buyer is a party or by which Buyer is bound, or constitute a default or result in an acceleration under any of the foregoing.

	D.	No consent, approval, authorization, or order of any court, governmental body or any other person or entity is required for the execution, delivery, and performance by Buyer of this Agreement.

E.

There is no suit, action, arbitration, or legal or administrative or other proceeding pending, or to Buyer’s knowledge threatened, against Buyer which would affect its ability to perform its obligations under this Agreement.

F.

Upon execution of delivery of this Agreement, it shall be a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors generally.

	G.	The Buyer shall bear the cost of recording any required mortgage assignments.

	H.	If the Leases are validly and effectively assigned to Buyer, Buyer shall accept all responsibility for such Leases, including the payment of rents.

13.	Employees; Leases.

A.

Effective as of the next business day after the Closing Date (the “Hire Date”), Buyer shall offer employment to such employees of Seller that Buyer, in its sole discretion, decides to hire (the “New Employees”).  Offers must be accepted within 2 days, or they will be considered to be withdrawn.  Seller makes no representation as to whether any such employee will accept employment with Buyer.  The continued employment of the New Employees shall not be construed to limit the ability of Buyer to terminate the employment of any New Employee at any time for any reason, and the employment of the New Employees shall be subject to all of Buyer’s practices and policies, including its policy of employment-at-will.  Drug tests and credit checks will not be conducted for New Employees, but they will be subject to all of Buyer’s other pre-employment requirements.

B.

Buyer shall employ the New Employees at a base salary customary for Buyer’s employees with similar prior experience at the applicable location.  Buyer shall provide the New Employees with the employee benefits generally provided to other new employees of Buyer, subject to the terms and conditions of Buyer’s benefit plans, including applicable waiting periods. Buyer shall not have any responsibility or liability for any obligations pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Seller.

C.

The New Employees shall be considered new hires with Buyer as of the Hire Date for purposes of any Employee Welfare Benefit Plans or Employee Pension Benefit Plans and all other employee personnel programs (including, but not limited to vacation benefits, employee assistance programs, tuition reimbursement programs) maintained, sponsored, assumed by or contributed to by Buyer for its employees. For the purposes of this Agreement, “Employee Welfare Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, regardless of whether any such plan is subject to ERISA, and “Employee Pension Benefit Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, regardless of whether any such plan is subject to ERISA.  Notwithstanding the foregoing, for purposes of calculating vacation benefits after the current year, Buyer will give the New Employees credit for the years they were employed with Seller in determining the amount of annual vacation to which they are entitled to receive.  Vacation for New Employees for the remainder of the current year will be determined by calculating the number of vacation days which the employee would be entitled to receive pursuant to Buyer’s vacation policy (giving credit for years of service with Seller), minus the number of vacation days which the employee took while employed by Seller during the current year.  Seller will provide Buyer with an updated list of all vacation taken by New Employees up to the Closing Date.

D.	Any New Employee terminated after hire will be subject to the applicable severance policies of Buyer in effect from time to time (if applicable).

E.

Seller shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code, to provide continuation coverage to or with respect to any employee of Seller as of the Closing Date in accordance with applicable law with respect to any “qualifying event” occurring on or prior to the Closing Date, including any “qualifying event” resulting from the Closing hereunder.  Seller shall pay the employer’s share of the cost of continuing any medical and dental (as applicable) insurance pursuant to federal COBRA laws for any employee who is eligible under such laws and elects to continue such insurance.

F.

Seller shall be responsible for providing notice for any “plant closing” or “mass layoff” as defined in the worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §2101 et seq., up to and including the Closing Date.

G.

Nothing contained in this Agreement, whether expressed or implied, is intended to confer upon any employee of Seller or any New Employee or their legal representatives any rights or remedies, including, without limitation, any rights of employment for any period of any nature or kind whatsoever under or by reason of this Agreement.

H.

Buyer shall not have any employment related liability or obligation for any claims arising as result of any actions or omissions taken or made by Seller to any employees, agents, or independent contractors of Seller, whether or not employed by Buyer after the Closing.  In no way shall Seller be responsible for employment claims arising out of Buyer’s actions or omissions with respect to the hiring of employees through the date of closing, or for any liability that arises out of Buyer’s actions in interviewing, selecting and hiring Seller’s former employees.  The Seller agrees to indemnify Buyer for any liability (including costs, expenses, and attorneys’ fees) incurred by Buyer as a result of any claims arising out of this subsection 13H from the Seller’s acts or omissions.  The Buyer agrees to indemnify Seller for any liability (including costs, expenses, and attorneys’ fees) incurred by Seller as a result of any claims arising out of this subsection 13H from the Buyers actions or omissions.  Each party initially shall bear its own costs and attorneys’ fees with respect to claims by employees or independent contractors against either or both parties based on their actions.  If it is finally determined by a court or arbitrator that either the Buyer or the Seller is liable for breaches of legal duties to employees or independent contractors, the party determined to be liable shall indemnify the other party for all damages, costs, expenses and attorneys’ fees which the non- breaching party pays or incurs.  If both parties are found liable in a given case, each party will bear its own costs (including damages and attorneys’ fees). No party may settle a case where it may seek indemnification from the other party without the other party’s consent.

I.

Seller confirms that it is not a party to any contract with any labor organization, and Seller has not recognized or agreed to recognize and is not required to recognize any union or other collective bargaining unit.  No union or other collective bargaining unit been certified as representing any of Seller’s employees, nor has Seller received any requests from any party for recognition as a representative of employees for collective bargaining purposes.  To Seller’s knowledge its employees are not engaged in organizing activity with respect to any labor organization.  Seller has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any of Seller’s employees after the Closing Date.

J.

Buyer agrees that it will assume all of the Leases relating to the Branches as described on Exhibit D and will enter into such assignments of lease or sublease for the Branch Offices as is necessary to effect an assumption of liabilities and release of Seller’s liability under the Lease. Buyer will not be liable for such assumption unless and until the landlord approves such assumption and all other requirements for such assumption have been met. As between Buyer and Seller, Buyer accepts full responsibility for such after Assumption, whether or not Landlord has released Seller from such obligation.  To the extent any rent is paid in advance by Seller for the time period in which Buyer will be responsible for such rent, Buyer shall provide Seller a credit  for such prorated amount or shall pay to Seller such prorated amount. Seller shall be entitled to all refunded security deposits for which it has previously paid.

14.	Conditions to Closing. The obligations of Buyer to consummate the transactions contemplated herein are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

	A.	No action or proceeding shall have been instituted and remain pending against Buyer or Seller that would restrain or prohibit the transactions contemplated by this Agreement.

	B.	The performance of all Seller’s obligations pursuant to Section 5.A through 5.I, within the time periods set forth in Section 5.

	C.	Seller shall have delivered, in electronic format if reasonably available, and if not then in hard copy format, the payment history and collection notes for each Loan purchased by Buyer hereunder.

The obligations of Seller to consummate the transactions contemplated herein are subject to the fulfillment, at or prior to the Closing Date, of the condition that no action or proceeding shall have been instituted and remain pending against Buyer or Seller that would restrain or prohibit the transactions contemplated by this Agreement.

15.

Seller to Assign Servicing.  Upon execution of this Agreement, and payment of the Purchase Price by Buyer, Seller assigns and releases all servicing rights and responsibilities including without limitation, all rights to receive servicing fees and other servicing-related income and benefits, with respect to each Loan purchased under this Agreement to and for the benefit of Buyer, as of the Closing Date.  Seller acknowledges and agrees that Buyer shall enjoy such servicing rights, all freely assignable, with no residual, contingent or other claims thereon remaining in Seller with respect to any right of Seller to service the Loans after the Closing Date, until only such time, if any, as Seller repurchases any Loan from Buyer pursuant to the terms of this Agreement, and then only as to the Loans repurchased.  Buyer hereby agrees to assume the servicing obligations of the assigned Loans at the Servicing Transfer Date; provided, however, that the obligations of Seller set forth in this Agreement shall survive such assignment as obligations of Seller.  Seller will notify the Obligor under each Loan purchased hereunder of the transfer of servicing at Seller’s cost and in accordance with any applicable laws.

16.

Solicitation of Obligors.  Prior to and after the Closing Date, Seller shall not take any action or cause or allow any action to be taken by any of its employees, agents, affiliates or by any independent contractors on Seller’s behalf, to solicit in any manner whatsoever the Obligors on the Loans purchased hereunder to prepay or refinance any Loan provided, however, that promotions undertaken by Seller which (1) are directed to the general public and not specifically directed to the Obligors, (2) promotions for nonloan products, shall not constitute a breach of this paragraph.  The obligations under this paragraph shall continue for a period of 36 months from the date of this Agreement.

17.

Interim Servicing.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the actual servicing of any Loan or Loans (a) cannot be transferred from Seller to Buyer on the Closing Date(b) will not be transferred from Seller to Buyer by agreement of the parties, then Seller shall service such Loans as a subservicer on behalf and for the benefit of Buyer pursuant to the terms and conditions of this Section 17.  Seller shall service such Loans from and after the Cut Off Date until the relative Servicing Transfer Date in compliance with reasonable and customary servicing practices and procedures of prudent  loan servicers that service  loans similar to the  Loans.  Except as provided below, within five (5) business days after the Closing Date, and weekly thereafter, Seller shall remit to Buyer, by wire, all amounts received by Seller after the Cutoff Date and to and including the Servicing Transfer Date (including without limitation, monies received or held in reserve for the payment of taxes, insurance premiums or other charges in connection with the Loan, plus interest thereon), together with the following:

	(i)	A summary of remittances (including the account numbers, amount of payments, amount of escrow and account reserves);
	(ii)	A trial balance of Loans;
	(iii)	A monthly collection report; and
	(iv)	As appropriate, arrears reports, prepaid reports, reports of Loans added or removed, and reports of prepaid monthly payments and of principal prepayments.

Seller shall promptly post any payments received between the Cut Off Date and the Closing Date and remit such payments to Buyer no later than five (5) days after the Closing Date.

During the interim servicing period, which shall expire no later than  the Closing Date, Seller shall take no action to compromise, renew, modify or alter the terms of a Loan or to commence any judicial or non-judicial action to collect a Loan without the prior written consent of Buyer.

Any payments or monies received or held by Seller from or on behalf of a Obligor after the Servicing Transfer Date shall be held in trust by Seller for the benefit of Buyer.  Any payments or monies received by Seller from or on behalf of a Obligor after the Servicing Transfer Date shall be delivered to Buyer within seven (7) business days of Seller’s receipt thereof.

Seller shall, as of the Servicing Transfer Date, create a computer tape in the same format as the Valid Test Tape, or such other medium as the parties may agree, containing such information as the Buyer may require regarding the Loans.  Such tape shall be provided to Buyer by Seller no later than two business days after the Servicing Transfer Date.

18.

Entire Agreement.  This Agreement contains the entire agreement between the parties hereto, supersedes and terminates any prior agreements between the parties with respect to the matters contained herein and cannot be modified in any respect except by an amendment in writing signed both parties.  All notices under this Agreement shall be in writing and directed to the parties at the addresses shown in Section 30.  All provisions of any terminated agreement which by such agreement’s terms survive termination shall so survive.

19.

Servicing Released;  All Loans sold by Seller under this Agreement shall be sold on a servicing-released basis.  Except as otherwise provided in this Agreement including without limitation, Section 17, as of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of such Loan shall pass to Buyer, and Seller shall be discharged from all liabilities arising from such servicing from and after the Closing Date. Seller and Buyer agree that , will be the transferee servicer for all Loans.

20.

“Goodbye Letter”.  No later than five (5) days after the Closing Date, send to all Obligors, via first class mail, postage prepaid, a letter, the text and format of which shall have been pre-approved by Buyer, which shall advise Obligors that their account has been sold to Buyer.  The letter shall contain such other information as Buyer may reasonably request.

21.

Tax Reporting.  Buyer and Seller shall be separately responsible for filing and distributing any required federal and state income tax information returns, including Form 1098, for all amounts paid to each respectively in connection with the Loans in 2002.  Each shall be responsible for such filing and distribution only as to payments it posts to any Loan account.  Such filing and distribution for payments received by Seller and forwarded to Buyer for posting shall be the obligation of the Buyer.

22.

Severability.  The invalidity of any portion of this Agreement shall in no way affect the balance thereof.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability in such jurisdiction but shall not invalidate or render unenforceable the remaining provisions of this Agreement in such jurisdiction, and shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders unenforceable any provision hereof.

23.

Additional Documents.  Each party shall execute and deliver or cause to be executed and delivered such additional instruments, assignments, endorsements, papers, and documents as the other party may reasonably request for the purpose of carrying out this Agreement.

24.

Counterparts.  This Agreement may be executed in multiple counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall together constitute one and the same agreement.

25.

GOVERNING LAW AND CONSENT TO JURISDICTION:  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF  NEW YORK WITHOUT REGARD TO INTERNAL CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

26.

Successors and Assigns:  This Agreement shall inure to the benefit of and be binding upon Seller and its assigns, and Buyer and its assigns, provided however that Seller may not assign this Agreement without the prior written consent of Buyer.

27.

Confidentiality.  Buyer and Seller acknowledge that, in the course of the performance of this Agreement, certain information (“Information”) will be disclosed by one party, to the other party, which Information the parties agree shall be treated as confidential.  Information shall mean the negotiation, existence and terms of this Agreement and the financial information of the parties.  Each party agrees, as receiving party, to maintain the confidentiality of such Information, including the negotiation, existence and terms of this Agreement and the financial information of the parties and not to disclose such information except as expressly permitted by this Agreement

Buyer and Seller shall be permitted to disclose such Information (i) to the extent necessary to perform their respective obligations under this Agreement, to their respective accounting, legal, financial, and marketing advisors and employees, who shall likewise be bound hereby, and (ii) as required by law or by any governmental regulatory authority, provided that, to the extent practicable, they will notify the other party prior to any such disclosure and will provide the other party an opportunity to seek such appropriate exemptions or protective orders as may be available.  Buyer and Seller further acknowledge that damages at law may not provide an adequate remedy for breach of this provision and that, therefore, in addition to such damages as may be available at law, the party shall be entitled to equitable relief, including injunction, in the event of breach of this provision by the breaching party.  Buyer and Seller agree not to furnish, transfer, sell or indirectly provide any list of Obligors to any other party, except as necessary to perform under this Agreement or to service the Loans or other loans of the Obligors held by Seller.

28.

Force Majeure: Notwithstanding any commitment by Buyer to purchase any Loan(s), Buyer shall not be obligated to purchase any Loan(s) Buyer is prevented or restricted from purchasing because of matters beyond its control such as, but not limited to, circumstances resulting from changes in law or regulation, acts of God, outbreak of war hostilities, declared or undeclared, civil disruption and bank failure.

29.

Notice of Claim:  Buyer will promptly notify Seller in writing when Buyer becomes aware of any litigation or claims against Seller or any circumstances which, in any such case, may affect any of the Loans sold by Seller to Buyer.

30.

Notices.  Any notice to be given or other documents to be delivered by any party to the other party may be delivered in person to such party, or may be deposited in the United States certified mail, return receipt requested, with postage thereon fully prepaid and addressed to the party for whom intended at the address shown below:

	TO BUYER:	TO SELLER:
	American General Finance, Inc.	First Community Finance. Inc.
	601 N.W. Second Street	5425 Robin Hood Road
	Evansville, Indiana 47708	Norfolk, VA 23513
	Attention: General Counsel	Attention: G. Kent Brooks

With a copy to:

John M. Paris, Jr., Esq.
Williams Mullen
900 One Columbus Center
Virginia Beach, Virginia 23462

If to Guarantor, at the address after its signature.

Any party to this Agreement may, from time to time by written notice to the other, designate a different address which shall be substituted for the one above.  Notices sent by certified mail shall be deemed effective when receipted for.

31.

Parties Costs:  Except as is otherwise specifically provided in this Agreement, regardless of whether the closing takes place or whether this Agreement is terminated, all parties shall pay their own cost and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys’ fees, accounting fees and other expenses.

32.

Modification of Obligations:  Buyer may, without any notice to Seller, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Obligors or other persons obligated under a Loan without releasing or otherwise affecting the obligations of Seller under this Agreement, or with respect to any Loan subject to this Agreement, except to the extent that Buyer’s extension, compromise, release, change, modification, adjustment, or alteration affects Seller’s ability to collect the Loan or realize on the security of the collateral, but then only to the extent such action has such effect.

33.	Advertising: Seller shall not engage in any form of advertising whatsoever utilizing either the name of the Buyer or any subsidiaries or affiliates of Buyer.

34.	Brokers: Seller and Buyer each represent and warrant to the other that there are not currently and will not in the future be any claims for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement resulting from any action taken by it for which the other party will be responsible.

35.

GUARANTY:  TFC Enterprises, Inc.  (“Guarantor”) unconditionally guarantees the payment when due of any and all indebtedness (collectively, the “Obligations and Liabilities”) and performance of Seller under this Agreement. If any or all Obligations and Liabilities of the Seller hereunder are not timely satisfied by the Seller, the Guarantor unconditionally promises pay to the Buyer, without deduction of any kind, in lawful money of the United States, the amount of the Obligations and Liabilities. The Guarantor acknowledges that a separate action may be brought and prosecuted against it whether or not action is brought against the Seller, and whether or not the Seller is joined in any such actions. The Guarantor authorizes the Buyer, without notice or demand, and without affecting or impairing the liability of Guarantor in this Section 35, from time to time, in accordance with the Agreement or by mutual agreement with the Seller to renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of, any indebtedness of the Seller or to modify the terms and time for performance of any or all Obligations and Liabilities under this Agreement. The Guarantor waives notice of dishonor, notice of acceptance, and any right to require Buyer to proceed against the Buyer or to pursue any other remedy in Buyer’s power whatsoever.  Until all of the Obligations and Liabilities shall have been fully performed, and until all periods under applicable law to contest preferential or fraudulent payments have expired, Guarantor waives all rights of contribution and subrogation. This Guaranty is for the benefit of the Buyer, its successors and permitted assigns. In the event there is a change in control of the Guarantor while this guaranty is in force and effect, the surviving entity shall expressly assume this guaranty. Guarantor or Seller shall provide the financials of the surviving entity to Buyer at least 15days prior to such change in control. If the net book value of the surviving entity is less than one hundred and fifty percent (150%) of the Purchase Price, Buyer must give its consent for the effective assumption of the guaranty by the surviving entity. Such consent shall not be unreasonable withheld or delayed.  If Buyer does not consent, then prior to, or contemporaneous with such change in control, the Guarantor shall establish either a) an irrevocable letter of credit or an escrow account, in either case in an amount equal to the Purchase Price, and by or with an institution whose accounts are insured by the Federal Deposit Insurance Corporation. The terms of such letter of credit or escrow account shall include, among any other provisions, that Buyer may draw an amount equal to any Loss or Claim it may have upon presentation to such bank of a certification by Buyer that it has suffered such Loss or Claim with reasonable detail of the occurrence giving rise to such Loss or Claim. The term of such arrangement shall be equal to the time periods of the indemnification by Seller contained in Section 11 of this Agreement. For the purposes of this provision, the term “change in control” shall mean: (i) the sale of all or substantially all the assets of the Guarantor; or (ii) the direct or indirect acquisition by any person (or group of persons acting in concert) of ownership or control of a controlling interest in the voting securities (or the power to vote the same) of the Guarantor.

[Remainder of page intentionally blank – signature page follows]

          IN WITNESS WHEREOF, each party has caused its corporate seal to be affixed hereto and this instrument to be signed in its corporate name on its behalf by its proper officials duly authorized.

AMERICAN GENERAL FINANCE, INC., Buyer

Attest:	BY: /s/ Ben D. Hendrix

/s/ Keven Wilson	NAME: Ben D. Hendrix
TITLE: Executive Vice President

First Community Finance, Inc., Seller

Attest:	BY: /s/ Robert S. Raley, Jr.

/s/ Ronald G. Tray	NAME: Robert S. Raley, Jr.
TITLE: Executive Vice President, Chairman

Solely for the Guaranty contained in Section 35:

TFC Enterprises, Inc., Guarantor

Attest:	BY: /s/ Robert S. Raley, Jr.

/s/ Ronald G. Tray	NAME: Robert S. Raley, Jr.
TITLE: Chairman, CEO

ADDRESS For Purposes of Notice:
5425 Robin Hood Road
Norfolk, VA 23513
Attn: Ronald G. Tray

Loan Purchase Sale Agr - Am Gen

CLOSING STATEMENT

Seller: First Community Finance, Inc.

Buyer:  American General Finance, Inc.

1. Unpaid Balance of Loans as of the Cut Off Date	$20,853,303.56

2. Times 100% of 1, above	$20,853,303.56

3. Accrued but Unpaid Interest	$268,072.78

4. Purchase Price (2 plus 3)	$21,121,376.34

The undersigned hereby accept and confirm this Closing Statement on behalf of Seller and Buyer, respectively, this 7th day of November, 2002.

Seller: First Community Finance Inc.	Buyer: AMERICAN GENERAL FINANCE, INC.

By: /s/ Ronald G. Tray	By: /s/ William E. Randel

Name: Ronald G. Tray	Name: William E. Randel
Its: Chief Financial Officer	Its: Vice President